Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations

Katie Turner

ICR, Inc.

646-277-1228

Katie.Turner@icrinc.com

HQ Sustainable Maritime Industries, Inc. to Present at the Rodman & Renshaw

Annual Global Investment Conference

SEATTLE, WA — September, 13, 2010 - HQ Sustainable Maritime Industries, Inc. (AMEX:HQS) (“HQS” or the “Company”), a leading producer of functional, sustainable Tilapia biomass, including fish and personal healthcare products, today announced that Norbert Sporns, President and Chief Executive Officer of the Company, will be presenting at the Rodman & Renshaw Annual Global Investment Conference, “healthcare track,” on Wednesday, September 15, 2010 at 9:10 a.m. ET in New York, NY.

The audio portion of the presentation will be webcast live, and a replay will be available until Wednesday, September 29, 2010 under the investor relations section of the Company’s website at http://www.hqfish.com.

About HQ Sustainable Maritime Industries, Inc.

HQ Sustainable Maritime Industries, Inc. is a leader in the production and marketing of functional, sustainable, biomass products focused on Tilapia aquaculture through vertically integrated operations. HQS practices cooperative farming of sustainable aquaculture using all-natural enriched feeds. The Company produces and sells wholesale feed products as well as retail focused nutraceutical and health products, including its “Omojo” branded health products through direct and franchise sales in China. Additionally, the Company produces and sells Lillian’s Healthy Gourmet Meals and other fish products in the United States. The Company conducts fish processing, production and sales with operations based in the island province of Hainan, in the South China Sea. The Company holds HACCP and GMP certification from the U.S. FDA and the EU Code assignment of quality, permitting its products to be sold in these international markets. It has also achieved the ISO 9001 quality management system standards certification and the ISO 22000 certification for quality in food safety. The Aquaculture Certification Council, Inc. certified that HQS tilapia farming and processing standards met Best Aquaculture Practices and Moody International Certification Ltd. The Company’s certified co-op farming and processing are in conformity with the new Global G.A.P., the Global Partnership for Good Agriculture Practice, standards for Tilapia. The Chinese government gave organic certification to the Company’s tilapia processing, production, labeling, marketing and management system. In addition to headquarters in Seattle, HQ has operational offices in Wenchang, Hainan. The Company’s website is: http://www.hqfish.com.

Safe Harbor Statement

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HQ Sustainable Maritime Industries, Inc. to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under “Search for Company Filings.”